Exhibit 99.1
                                                               News

For more information, contact:
Kelli Powers, (314) 577-9618

ANHEUSER-BUSCH COS. REPORTS INCREASED SALES AND EARNINGS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2007

ST. LOUIS, July 25, 2007 – Anheuser-Busch Cos. Inc. today reported that second quarter 2007 net sales increased 6.1 percent and diluted earnings per share (excluding one-time items in both years) increased 7.4 percent 1/.  For the first six months of 2007, net sales increased 4.5 percent and diluted earnings per share (excluding one-time items) improved 6.2 percent 1/.
“Anheuser-Busch had a solid quarter in many aspects of our core operations.” said August A. Busch IV, president and chief executive officer of the company.  “Led by U.S. beer operations, all of our business segments reported improved earnings in the second quarter and the company is on track to deliver accelerating earnings growth in the second half of the year.  The positive outlook is based on the favorable pricing environment, our broadened U.S. beer portfolio to access high-margin growth opportunities, successful productivity improvement initiatives that are mitigating cost pressures and enhanced earnings contributions from our international beer segment, led by Grupo Modelo. We continue to target long-term earnings per share growth in the 7 to 10 percent range and expect the company’s 2007 earnings per share increase to exceed this range.”
Consistent with its pattern for pricing actions in recent years, the company expects to implement increases on the majority of its U.S. beer volume in early 2008, with a few selective increases in the fourth quarter 2007.  As in the past, pricing initiatives will be tailored to selected markets, brands and packages.
- more -

Second Quarter Earnings
Anheuser-Busch
Add One

BEER SALES RESULTS
The company’s reported beer volume for the second quarter and first six months of 2007 is summarized in the following table:
Reported Beer Volume (millions of barrels) for Periods Ended June 30
Second Quarter	First Six Months
Versus 2006	Versus 2006
	2007	Barrels	%	2007	Barrels	%
U.S.	27.5	Up 0.6	Up 2.3%	53.3	Up 0.8	Up 1.5%
International	5.9	Up 0.1	Up 1.6%	11.1	Up 0.5	Up 4.8%
Worldwide A-B Brands	33.4	Up 0.7	Up 2.2%	64.4	Up 1.3	Up 2.0%
Equity Partner Brands	9.1	Up 0.6	Up 6.8%	15.7	Up 0.8	Up 5.6%
Total Brands	42.5	Up 1.3	Up 3.2%	80.1	Up 2.1	Up 2.7%

U.S. beer shipments-to-wholesalers increased 2.3 percent for the second quarter, while sales-to-retailers increased 0.1 percent.  Import brands contributed 1.9 points of growth to shipments and 1.6 points to sales-to-retailers.
For the first six months of 2007, shipments-to-wholesalers increased 1.5 percent, and sales-to-retailers increased 0.1 percent with acquired and import brands contributing 1.7 points of growth to shipments and 1.6 points to sales-to-retailers.  Wholesaler inventories at the end of the second quarter were slightly higher than at the end of the second quarter 2006.
The company’s estimated U.S. beer market share for the first six months of 2007 was 48.8 percent compared to prior year market share of 48.9 percent.  Market share is based on estimated U.S. beer industry shipment volume using information provided by the Beer Institute and the U.S. Department of Commerce.

Second Quarter Earnings
Anheuser-Busch
Add Two

International volume, consisting of Anheuser-Busch brands produced overseas by company-owned breweries and under license and contract brewing agreements, plus exports from the company’s U.S. breweries, increased 1.6 percent for the second quarter and 4.8 percent for the first six months of 2007.  These increases are primarily due to increased volume in China, Canada and Mexico, partially offset by lower volume in the United Kingdom.
Worldwide Anheuser-Busch brands volume, comprised of domestic volume and international volume, increased 2.2 percent for the second quarter and 2.0 percent for the first six months of 2007 to 33.4 million and 64.4 million barrels, respectively.
Total brands volume, which combines worldwide Anheuser-Busch brand volume with equity partner volume (representing the company’s share of its equity partners’ volume on a one-month lag basis) was 42.5 million barrels in the second quarter 2007, up 1.3 million barrels, or 3.2 percent. Total brands volume was up 2.7 percent, to 80.1 million barrels for the first six months of 2007.
Equity partner brands volume grew 6.8 percent and 5.6 percent, respectively, for the second quarter and first six months of 2007 due to Modelo and Tsingtao volume growth.

Second Quarter Earnings
Anheuser-Busch
Add Three

SECOND QUARTER 2007 FINANCIAL RESULTS
Key operating results and a discussion of financial highlights for the second quarter 2007 versus 2006 follow.

($ in millions, except per share)
Second Quarter	2007 vs. 2006
2007	2006	$	%
Gross Sales	$5,126	$4,854	Up $272	Up 5.6%
Net Sales	$4,515	$4,256	Up $259	Up 6.1%
Income Before Income Taxes	$797	$764	Up $33	Up 4.3%
Equity Income	$195	$170	Up $25	Up 14.2%
Net Income	$677	$638	Up $39	Up 6.1%
Diluted Earnings per Share	$.88	$.82	Up $.06	Up 7.3%

•
Net sales increased 6.1 percent driven by sales increases from all operating segments.  U.S. beer segment sales increased 6.9 percent due primarily to 2.3 percent higher beer sales volume, and a 3.1 percent increase in revenue per barrel2/ resulting from price increases earlier in the year and higher promotional prices over the key summer holiday periods, and favorable brand mix.  International beer sales were up 4 percent on volume increases, packaging segment sales grew 5 percent due to increases in can and recycling revenues and entertainment revenues increased 8.4 percent primarily due to higher attendance, increased ticket pricing and in-park spending.

•
In the second quarter 2007, the company sold its remaining interest in its Spanish theme park investment and recognized a $16 million pretax gain ($.01 per share) on the disposition. For business segment reporting purposes, this gain is reported as a corporate item.  Excluding the gain to better portray underlying results, income before income taxes increased 2.2 percent due to higher profits in each of the company’s operating segments.  Reported second quarter pretax income grew $33 million, or 4.3 percent versus prior year.

Second Quarter Earnings
Anheuser-Busch
Add Four

Pretax profits for U.S. beer increased $12.5 million due to increased revenue per barrel and higher beer sales volume, partially offset by higher production costs and increased marketing spending.

International beer pretax income was up $2.6 million versus prior year, primarily on increased earnings from China, Canada and Mexico, plus lower marketing costs, partially offset by lower results in the United Kingdom.

Packaging segment pretax profits were up $9.8 million from increased sales by can manufacturing and recycling operations.

Entertainment segment pretax income improved $5.4 million primarily due to increased attendance, higher pricing and in-park spending.

•
Equity income increased $25 million reflecting Grupo Modelo volume growth and benefits from Modelo’s Crown import and distribution joint venture.  Equity income includes a $12 million benefit from the return of an advertising fund that was part of a prior import contract.

Second Quarter Earnings
Anheuser-Busch
Add Five

•
Net income and earnings per share in the second quarters of both 2007 and 2006 include the impact of one-time items.  The second quarter 2007 includes the gain on sale of the company’s remaining equity stake in its Spanish theme park investment and in the second quarter 2006 the company recognized a $7.8 million income tax provision benefit from the reduction of deferred income taxes after state tax reform legislation in Texas.  Excluding these one-time items, underlying net income and diluted earnings per share increased 5.9 percent and 7.4 percent, respectively.1/ On a reported basis, net income increased 6.1 percent and diluted earnings per share increased 7.3 percent.

FIRST SIX MONTHS OF 2007 FINANCIAL RESULTS
Key operating results and a discussion of financial highlights for the first six months of 2007 vs. 2006 follow.

($ in millions, except per share)
First Six Months	2007 vs. 2006
	2007	2006	$	%
Gross Sales	$9,532	$9,150	Up $382	Up 4.2%
Net Sales	$8,374	$8,012	Up $362	Up 4.5%
Income Before Income Taxes	$1,393	$1,380	Up $13	Up 1.0%
Equity Income	$354	$293	Up $61	Up 20.9%
Net Income	$1,195	$1,137	Up $58	Up 5.1%
Diluted Earnings per Share	$1.55	$1.46	Up $.09	Up 6.2%

•
Net sales increased 4.5 percent due to contributions from U.S. beer, international beer and entertainment operations. U.S. beer net sales increased 5.3 percent due primarily to 2.7 percent higher revenue per barrel and 1.5 percent higher shipments volume.  International beer segment net sales grew 6 percent on sales volume increases, and entertainment sales increased 8.4 percent from increased attendance, ticket pricing and in-park spending. Packaging segment sales decreased approximately 1 percent primarily due to lower can manufacturing revenues.

Second Quarter Earnings
Anheuser-Busch
Add Six

•
Income before income taxes for the first six months declined 0.2 percent, 1/ excluding the gain from the sale of the Spanish theme park investment, and increased 1.0 percent on a reported basis.  These results are primarily due to higher profits in the packaging and entertainment segments offset by higher interest and administrative expenses.

Income before income taxes for U.S. beer was level versus prior year due to increased revenue per barrel and volume being offset by higher production costs and increased marketing spending.

International beer pretax income decreased $1.9 million due to lower results in the United Kingdom partially offset primarily by increased profits in China and Canada.

Packaging segment pretax income increased $15.6 million on improved performance for all packaging businesses, led by increased profits for aluminum recycling operations.

Entertainment segment pretax results improved $4.5 million due primarily to increased attendance, higher ticket pricing and in-park spending.

•
Equity income increased $61 million or 21 percent due to Grupo Modelo volume increases, and benefits from Modelo’s Crown import and distribution joint venture.  Equity income includes a $29 million benefit from the return of advertising funds that were part of prior import contracts.

Second Quarter Earnings
Anheuser-Busch
Add Seven

•
Year-to-date, comparisons of net income and diluted earnings per share are impacted by the one-time items discussed previously — the Spanish theme park related gain in 2007 and the deferred income tax benefit recognized in 2006.  Excluding these one-time items from both years, net income and diluted earnings per share increased 4.9 percent and 6.2 percent, respectively.1/ On a reported basis, net income increased 5.1 percent and diluted earnings per share were up 6.2 percent, to $1.55.

Earnings per share benefited from the company’s repurchase of over 22 million shares during the first six months of 2007.

Other Matters
Anheuser-Busch will conduct a conference call with investors to discuss results for the second quarter and first six months at 3 p.m. CDT today.  The company will broadcast the conference call live via the Internet.  For details visit the company’s site on the Internet at www.anheuser-busch.com.

# # #

Second Quarter Earnings
Anheuser-Busch
Add Eight

Notes
1.  Reconciliation of Comparative Second Quarter and First Six Months Results
($ in millions, except per share)	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings Per Share	Effective Tax Rate
Second Quarter
2007
Reported	$796.9	($314.6)	$677.0	$0.88	39.5%
Gain on Sale of Spanish Theme Park	(16.0)	6.1	(9.9)	(0.01)
Excluding One-Time Item	$780.9	($308.5)	$667.1	$0.87	39.5%

2006
Reported	$764.2	($296.8	$637.8	$0.82	38.8%
Texas Income Tax Legislation Benefit	--	(7.8)	(7.8)	(0.01)
Excluding One-Time Item	$764.2	($304.6)	$630.0	$0.81	39.9%

Percentage Change – 2007 vs. 2006
Reported	4.3%		6.1%	7.3%	70 points
Excluding One-Time Items	2.2%		5.9%	7.4%	(40) points

First Six Months
2007
Reported	$1,393.1	($552.7)	$1,194.5	$1.55	39.7%
Gain on Sale of Spanish Theme Park	(16.0)	6.1	(9.9)	(0.01)
Excluding One-Time Item	$1,377.1	($546.6)	$1,184.6	$1.54	39.7%

2006
Reported	$1,379.6	($535.4)	$1,137.0	$1.46	38.8%
Texas Income Tax Legislation Benefit	--	(7.8)	(7.8)	(0.01)
Excluding One-Time Item	$1,379.6	($543.2)	$1,129.2	$1.45	39.4%

Percentage Change – 2007 vs. 2006
Reported	1.0%		5.1%	6.2%	90 points
Excluding One-Time Items	(0.2)%		4.9%	6.2%	30 points

2.
Domestic revenue per barrel is calculated as net sales generated by the company’s U.S. beer operations on barrels of beer sold, determined on a U.S. GAAP basis, divided by the volume of beer shipped to U.S. wholesalers.

Second Quarter Earnings
Anheuser-Busch
Add Nine

This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company, its international beer business or its international equity partners operate; future acquisitions or divestitures by the company, including effects on its credit rating; and the effect of stock market conditions on the company’s share repurchase program.  Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements.  Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.

        Anheuser-Busch Companies, Inc.
                  Comparative Consolidated Statement of Earnings (Unaudited)

              (In Millions, Except Per Share)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Gross sales	$5,126.2	$4,854.0	$9,531.8	$9,150.3
Excise taxes	(610.8)	(598.0)	(1,158.0)	(1,138.7)
Net Sales	4,515.4	4,256.0	8,373.8	8,011.6
Cost of sales	(2,857.9)	(2,660.7)	(5,332.6)	(5,078.4)
Marketing, distribution and administrative expenses	(756.2)	(714.3)	(1,421.9)	(1,330.0)
Operating income	901.3	881.0	1,619.3	1,603.2
Interest expense	(119.7)	(115.2)	(239.6)	(230.3)
Interest capitalized	4.2	5.0	7.7	9.0
Interest income	1.5	0.2	2.0	0.8
Other income/(expense), net	9.6	(6.8)	3.7	(3.1)
Income before income taxes	796.9	764.2	1,393.1	1,379.6
Provision for income taxes	(314.6)	(296.8)	(552.7)	(535.4)
Equity income, net of tax	194.7	170.4	354.1	292.8
Net income	$677.0	$637.8	$1,194.5	$1,137.0

Basic earnings per share	$.90	$.83	$1.57	$1.47
Diluted earnings per share	$.88	$.82	$1.55	$1.46

Weighted Average Shares Outstanding
Basic	754.8	769.8	759.2	773.0
Diluted	765.1	777.0	770.3	778.8

Anheuser-Busch Companies, Inc.
Business Segments (Unaudited)
Second Quarter Ended June 30

(In Millions)

	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2007
Gross Sales	$3,749.1	349.3	744.9	400.6	(117.7)	$5,126.2
Net Sales:
- Intersegment	$0.9	0.2	249.7	-	(250.8)	$ -
- External	$3,208.1	278.4	495.2	400.6	133.1	$4,515.4
Income Before Income Taxes	$795.8	28.6	55.0	113.9	(196.4)	$796.9
Equity Income	$1.5	193.2	-	-	-	$194.7
Net Income	$494.9	210.9	34.1	70.6	(133.5)	$677.0

2006
Gross Sales	$3,528.5	339.9	714.7	369.4	(98.5)	$4,854.0
Net Sales:
- Intersegment	$0.8	-	243.3	-	(244.1)	$ -
- External	$3,001.8	267.7	471.4	369.4	145.7	$4,256.0
Income Before Income Taxes	$783.3	26.0	45.2	108.5	(198.8)	$764.2
Equity Income	$1.1	169.3	-	-	-	$170.4
Net Income	$486.8	185.4	28.0	67.3	(129.7)	$637.8

In 2007, the company changed reporting responsibility for certain administrative and technology support costs from Corporate to the U.S. beer segment. 2006 segment results have been updated to conform to this reporting convention.

        Anheuser-Busch Companies, Inc.
        Business Segments (Unaudited)
                  Six Months Ended June 30

              (In Millions)

	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2007
Gross Sales	$7,212.6	628.8	1,349.4	585.6	(244.6)	$9,531.8
Net Sales:
- Intersegment	$1.7	0.5	481.7	-	(483.9)	$-
- External	$6,167.5	513.7	867.7	585.6	239.3	$8,373.8
Income Before Income Taxes	$1,557.9	46.2	99.5	95.4	(405.9)	$1,393.1
Equity Income	$1.6	352.5	-	-	-	$354.1
Net Income	$967.5	381.1	61.7	59.1	(274.9)	$1,194.5

2006
Gross Sales	$6,886.2	597.0	1,344.1	540.1	(217.1)	$9,150.3
Net Sales:
- Intersegment	$1.5	-	469.2	-	(470.7)	$ -
- External	$5,858.3	484.6	874.9	540.1	253.7	$8,011.6
Income Before Income Taxes	$1,557.5	48.1	83.9	90.9	(400.8)	$1,379.6
Equity Income	$1.7	291.1	-	-	-	$292.8
Net Income	$967.4	320.9	52.0	56.4	(259.7)	$1,137.0

In 2007, the company changed reporting responsibility for certain administrative and technology support costs from Corporate to the U.S. beer segment. 2006 segment results have been updated to conform to this reporting convention.

Anheuser-Busch Companies, Inc.
Consolidated Balance Sheet (Unaudited)

(In Millions)

	June 30,	December 31,
	2007	2006
Assets
Current Assets:
Cash	$303.1	$219.2
Accounts receivable	1,046.7	720.2
Inventories	699.6	694.9
Other current assets	203.6	195.2
Total current assets	2,253.0	1,829.5
Investments in affiliated companies	3,721.2	3,680.3
Plant and equipment, net	8,830.2	8,916.1
Intangible assets, including goodwill of $1,094.4 and $1,077.8	1,451.3	1,367.2
Other assets	610.4	584.1
Total Assets	$16,866.1	$16,377.2

Liabilities and Shareholders Equity
Current Liabilities:
Accounts payable	$1,400.8	$1,426.3
Accrued salaries, wages and benefits	301.2	342.8
Accrued taxes	309.6	133.9
Accrued interest	131.6	124.2
Other current liabilities	282.0	218.9
Total current liabilities	2,425.2	2,246.1
Retirement benefits	1,153.4	1,191.5
Debt	7,953.9	7,653.5
Deferred income taxes	1,187.0	1,194.5
Other long-term liabilities	238.0	152.9
Shareholders Equity:
Common stock	1,479.7	1,473.7
Capital in excess of par value	3,178.4	2,962.5
Retained earnings	17,487.4	16,741.0
Treasury stock, at cost	(17,138.9)	(16,007.7)
Accumulated non-owner changes in equity	(1,098.0)	(1,230.8)
Total Shareholders Equity	3,908.6	3,938.7
Commitments and contingencies	--	--
Total Liabilities and Shareholders Equity	$16,866.1	$16,377.2

        Anheuser-Busch Companies, Inc.
         Consolidated Statement of Cash Flows (Unaudited)

        (In Millions)
	Six Months Ended June 30,
	2007	2006
Cash flow from operating activities:
Net income	$1,194.5	$1,137.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	494.2	490.0
Decrease in deferred income taxes	(39.2)	(34.7)
Stock-based compensation expense	31.3	35.1
Undistributed earnings of affiliated companies	49.0	(52.8)
Gain on sale of business	(16.0)	--
Other, net	16.8	(139.3)
Operating cash flow before the change in working capital	1,730.6	1,435.3
Increase in working capital	(117.5)	(55.8)
Cash provided by operating activities	1,613.1	1,379.5

Cash flow from investing activities:
Capital expenditures	(346.2)	(318.1)
Acquisitions	(84.6)	(82.3)
Proceeds from sale of business	16.2	--
Cash used for investing activities	(414.6)	(400.4)

Cash flow from financing activities:
Increase in debt	333.2	300.9
Decrease in debt	(71.5)	(437.9)
Dividends paid to shareholders	(448.1)	(417.8)
Acquisition of treasury stock	(1,131.4)	(467.8)
Shares issued under stock plans	203.2	40.2
Cash used for financing activities	(1,114.6)	(982.4)
Net increase / (decrease) in cash during the period	83.9	(3.3)
Cash, beginning of period	219.2	225.8
Cash, end of period	$303.1	$222.5